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                                                                    EXHIBIT 99.1

                              TRIPATH IMAGING, INC.

                   FACTORS AFFECTING FUTURE OPERATING RESULTS

                                   March 2001

         From time to time, TriPath Imaging, through its management, may make forward-looking public statements, such as statements concerning then expected future revenues or earnings or concerning projected plans, performance, product development and commercialization as well as other estimates relating to future operations. Forward-looking statements may be in reports filed under the Securities Exchange Act of 1934, as amended, in press releases or in oral statements made with the approval of an authorized executive officer. The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, as enacted by the Private Securities Litigation Reform Act of 1995.

         This Form 10-K contains forward-looking statements, including statements regarding our:

         - Projected timetables for the preclinical and clinical development of, regulatory submissions and approvals for, and market introduction of our products and services;

         - Estimates of the potential markets for our products and services;

         -        Sales and marketing plans;

         -        Assessments of competitors and potential competitors;

         - Estimates of the capacity of manufacturing and other facilities to support our products and services;

         -        Expected future revenues, operations and expenditures; and

         -        Projected cash needs.

         These statements are based upon the current assumptions of our management and are only expectations of future results. These statements are subject to risks and uncertainties, and our actual results may differ significantly from those that are described in this Form 10-K. These risks and uncertainties include:

         - Our ability to successfully complete preclinical and clinical development of our products and services;

         - Our ability to manufacture sufficient amounts of our products for development and commercialization activities;

         - Our ability to obtain and maintain adequate patent and other proprietary rights protection of our products and services;

         - The content and timing of decisions made by the FDA and other regulatory agencies;

         - The accuracy of our estimates of the size and characteristics of the markets to be addressed by our products and services;

         -        Market acceptance of our products and services;


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         -        Our ability to obtain reimbursement for our products and
                  services from third-party payors;

         - Our ability to establish and maintain licenses, strategic collaborations and distribution arrangements; and

         - The accuracy of our information regarding the products and resources of our competitors and potential competitors.

         The Company wishes to caution readers not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. In addition, the Company wishes to advise readers that the factors listed below, as well as other factors not currently identified by management, could affect the Company's financial or other performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods or events in any current statement.

         The Company will not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events that may cause management to re-evaluate such forward-looking statements.

         In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company is hereby filing cautionary statements identifying important factors that could cause the Company's actual results to differ materially from those projected in forward-looking statements of the Company made by or on behalf of the Company.

                          RISKS RELATED TO OUR BUSINESS

UNCERTAINTIES REGARDING PRODUCT REGULATORY CLEARANCE

         The U.S. government extensively regulates the manufacture and sale of medical diagnostic devices for commercial use. Government agencies in certain other countries impose similar requirements. We must obtain FDA approval of our products before we can market and sell them for their principal intended uses in the United States.

         Of our principal products, only PREP and AutoPap have received FDA approval. If we fail to obtain and maintain FDA approval for any of our future products, or if FDA approval is delayed or we receive FDA approval for our products but labeling restrictions make the use of the products uneconomical to customers, our future product sales will be far less than we anticipate and may be insufficient to sustain our operations.

         To obtain FDA approval for our products, we must submit a premarket approval application to the FDA. Several factors affect our ability to successfully obtain FDA approval for the sale of our products, including the following:

         - the premarket approval application process can be expensive and time-consuming, frequently lasting three to five years or more;

         - we have and may continue to encounter unanticipated delays or significant unanticipated costs in our efforts to secure FDA approval;

         - ultimately, we have no assurance that the FDA will ever approve our future products for their principal intended use; and


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         -        even if we receive approval on the premarket approval
                  applications for our products, the FDA's approval may still not allow us to make some of the specific claims for which we sought FDA approval.

         In addition to the premarket approval application process, we may face further difficulties in connection with FDA approval of our products for the following reasons:

         - FDA regulations require submission and approval of a premarket approval application supplement for certain changes to a product if the changes affect the safety and effectiveness of the product;

         - even if we obtain FDA approval of our premarket approval applications, that approval may include significant limitations on the indicated uses for which we may market our products; and

         - any FDA approval may include significant limitations on the indicated uses for which we may market our products, such as warnings, precautions or contraindications, requests for post-market studies, or additional regulatory requirements

         An approved product is still subject to continual review and regulation by the FDA and other regulatory agencies, so long as the product is being marketed. During this continual review process, any subsequent discovery of previously unknown or unrecognized problems with the product or a failure of the product to comply with any applicable regulatory requirements can result in, among other things:

         -        fines;

         - the refusal of the FDA to approve further premarket approval applications;

         -        suspension or withdrawal of our FDA approvals;

         -        product recalls;

         - operating restrictions, including total or partial suspension of production, distribution, sales and marketing;

         -        injunctions;

         -        civil penalties; or

         - product seizures and criminal prosecution of our company, our officers or our employees.

         The FDA may not approve future products or commercial enhancements to our products on a timely basis, if at all. Our regulatory applications also may be delayed or rejected based on changes in regulatory policies or regulations.

UNCERTAINTIES REGARDING FDA APPROVAL OF THE USE OF AUTOPAP WITH PREP.

         A significant part of TriPath Imaging's strategy is to market PREP and AutoPap together as an integrated system. In order to do so, TriPath Imaging must obtain FDA approval to market AutoPap to screen slides prepared using PREP. On September 30, 1999, we submitted a supplement to our existing premarket approval application for AutoPap to screen PREP slides. Since the filing of the premarket approval application supplement, TriPath Imaging has had discussions with the FDA and on December 22, 2000, filed an amendment to the premarket approval application supplement which was originally filed September 30, 1999. As a result of ongoing discussions with the FDA regarding the Company's submissions, the Company believes that it will have various options in connection with the pending PMA supplement regarding use of the AutoPap system to screen PREP thin-layer slides. Among these are to accept limitations in the Company's proposed product labeling or to collect additional data to support the current labeling proposal. The Company is evaluating its options and considering the best course of action. In connection with its submissions, the Company has voluntarily brought to the FDA's attention several assertions recently made by a former Company employee questioning the use of the AutoPap system to screen thin-layer preparations. The Company has conducted an internal investigation and has determined that these assertions appear to be without merit. The FDA has advised the Company that it will conduct an inspection to investigate these assertions prior to completing Agency review of the Company's PMA supplement. The Company cannot determine at this time when the FDA proceedings will conclude or what conclusions the FDA will reach.




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EARLY STAGE OF DEVELOPMENT

         While the Company's products have grown in acceptance as measured by its revenues, the Company still operates in a very competitive environment. Since beginning operations in November 1996, the Company has financed its operations through the private placement and public sales of equity securities, debt facilities and limited product sales. To achieve profitable operations, the Company, alone or with others, must continue to successfully develop, obtain regulatory approval for, introduce, market and sell products. There can be no assurance that any future regulatory approvals required to market the Company's products will be obtained in a timely manner or at all, that the Company's product candidates can be manufactured at an acceptable cost and with acceptable quality, that any products approved in the future can be successfully marketed or that the Company can successfully adapt its internal financial controls and other infrastructure necessary to support substantial commercial operations. The Company's failure in any of these areas would have a material adverse effect on the Company's future revenues and profitability.

THE COMPANY MAY HAVE DIFFICULTY MANAGING THE EXPANSION OF ITS OPERATIONS, AND FAILURE TO DO SO WILL HARM ITS BUSINESS

         The Company is experiencing growth in the number of its employees and the scope of its operations, and anticipates that further expansion will be required to achieve growth in its customer base and to develop and seize market opportunities. This expansion could place a significant strain on the Company's senior management team and operational and financial resources. To manage the expected growth of its operations and personnel, the Company will need to improve existing, and implement new, operational and financial systems, procedures, and controls. It also will need to expand, train, and manage its growing employee base as well as expand and maintain close coordination among its sales and marketing, finance, administrative, and operations staff. Further, the Company may be required to enter into additional relationships with various suppliers and other third parties necessary to its business. A successful continued expansion will also require the Company to further develop expertise in complex joint venture negotiations. The Company cannot guarantee that its current and planned systems, procedures, and controls will be adequate to support its future operations, that it will be able to hire, train, retain, motivate, and manage the required personnel or that the Company will be able to identify, manage, and benefit from existing and potential strategic relationships and market opportunities. If the Company does not effectively manage the budgeting, forecasting, and other process-control issues presented by such expansion, its business will suffer. If the Company is unable to undertake new business due to a shortage of staff or resources, its growth will be impeded. Therefore, there may be times when the Company's opportunities for revenue growth may be limited by the capacity of its internal and external resources rather than by the absence of market demand.

         Our Chief Executive Officer, Paul R. Sohmer, M.D., joined us in 2000. Additionally, the Company's Board and its management team have undergone personnel changes during 2000. Although the Company believes that Dr. Sohmer and the new members of its Board and management team are currently integrated with the other members of its management team, the Company cannot assure you that its management team will be able to continue to work together effectively or manage its growth successfully. The Company believes that the successful integration of Dr. Sohmer into its management team is critical to its ability to manage its operations effectively and support its anticipated future growth.

DEPENDENCE ON A LIMITED NUMBER OF PRODUCTS

         The Company anticipates that sales and rentals of PREP and AutoPap for cervical cancer screening will account for the substantial majority of the Company's revenues. The Company's long-term success of its core business will depend, in significant part, on its ability to achieve market acceptance of PREP and AutoPap in the United States for cervical cancer screening. There can be no assurance that the Company will achieve market acceptance for PREP and AutoPap, and the failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations.


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DEVELOPMENT OF STRATEGIC PARTNERSHIP FOR INTELLECTUAL PROPERTY

         An important element of the Company's strategy is its plan to enter into strategic partnerships for the research and development of alternative applications for its extensive body of intellectual property. The Company believes that recent advances in genomics, biology, and informatics are providing new opportunities to leverage TriPath Imaging's proprietary technology, but there can be no assurance that the Company will succeed in finalizing any strategic partnerships to facilitate the exploitation of the Company's intellectual property estate. The failure to do so could have a material adverse effect on the Company's future prospects outside of the cervical cytology market and could impact its financial condition and results of operations.

LIMITED MANUFACTURING EXPERIENCE AND CAPACITY

         We intend to manufacture PREP and AutoPap, and related products either at our Burlington, North Carolina, or at our Redmond, Washington facilities. Currently we have limited manufacturing experience and capabilities for high volume test kit manufacturing.

         We expect that we may have to substantially increase our manufacturing capabilities. We may not be able to recruit and retain skilled manufacturing personnel to establish sufficient manufacturing capability and capacity. Even if we are able to establish sufficient manufacturing capability and capacity, we still may be unable to manufacture our products:

         -        in a timely manner;

         - at a cost or in quantities necessary to make them commercially viable;

         -        in conformance with Quality System requirements; or

         -        in a manner which otherwise insures our products' quality.

         If we cannot successfully increase our manufacturing capability and capacity, or successfully contract with third parties to manufacture our products, we may never become a profitable company.

DEPENDENCE ON SINGLE OR LIMITED SOURCE SUPPLIERS

         We currently obtain certain components of our products on a single source basis from certain suppliers. If we were unable to successfully obtain sufficient quantities of components on a cost-competitive and timely basis from these single and limited source suppliers, we would not be able to manufacture our products in a cost effective or timely manner. If we cannot manufacture our products in a cost effective or timely manner, it would harm our ability to become a profitable company.

         If any of the components of our products were no longer available in the marketplace, we could be forced to further develop our technology to incorporate alternate components. We also may try to establish relationships with additional suppliers or vendors for components for our products, so long as we are not prohibited from doing so by any existing contractual obligations. We may not be able to further develop our technology to incorporate new components or establish relationships with additional suppliers or vendors for the necessary components of our products.

         The use of any new components or replacement components from alternative suppliers into our products may require us to submit premarket approval application supplements to the FDA. We would then need FDA approval on any premarket approval application supplements we have filed before we could market our products with new or replacement components.

         Ultimately, we may not be able to successfully develop, obtain, or incorporate replacement components into our products. Even if we were able to successfully incorporate new components into our products, the FDA may not approve these new components quickly, if at all.


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HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT; UNCERTAINTY OF FUTURE
PROFITABILITY

         As of December 31, 2000, our accumulated deficit was $184.7 million. We expect continued losses from our business during 2001, as we continue to market our products, continue product development initiatives and perform additional clinical studies.

         Our operating expenses have been concentrated in the following areas:

         - the extent to which the Company's products gain market acceptance;

         -        the timing and volume of system placements;

         -        regulatory and reimbursement matters;

         -        introduction of alternative technologies by competitors;

         -        research and development activities;

         -        sales and marketing activities;

         -        litigation related expenses;

         - preparation and submission of premarket approval applications to the FDA;

         -        general administrative functions;

         -        pricing of competitive products; and

         - the cost and effect of promotional discounts, sales, and marketing programs and strategies we adopt.

         We expect that our marketing and sales expenses associated with our products will increase in the future as a result of recently expanding our marketing and sales efforts to further the commercial rollout of our products, which could contribute to financial losses for us.

         To become profitable, we must:

         -        successfully market our products in the United States;

         -        develop and obtain regulatory approval for new products;

         - manufacture our products profitably and at an acceptable level of quality; and

         - establish appropriate internal financial controls and other infrastructure necessary to support large-scale business operations.

OUR STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE

         The stock market has, from time to time, experienced extreme price and volume fluctuations. Often these fluctuations are unrelated or disproportionate to the actual operating performance of the companies whose stock is fluctuating. The market prices of securities of biotechnology and medical device companies, in particular, have been extremely volatile. Many factors could cause the market price of TriPath Imaging's stock to decline, including:


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         -        failure to successfully implement aspects of the Company's growth strategy;

         - failure to meet research and development goals related to the Company's products and services;

         - technological innovations by the Company's competitors or in competing technologies;

         -        investor perception of the Company's industry; and

         -        general technology or biotechnology trends.

         Occasionally, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the Company that issued the stock. If any of the Company's stockholders brought such a lawsuit against it, even if the lawsuit was without merit, the Company could incur substantial costs defending the lawsuit. The lawsuit would also divert the time and attention of the Company's management.

UNCERTAINTY OF MARKET ACCEPTANCE OF THE COMPANY'S PRINCIPAL PRODUCTS

         Our success and growth depend primarily on market acceptance by clinical laboratories, third party payors and health care providers of our products for their primary intended use in cervical cancer screening. The market may never widely accept our products. Market acceptance of our products will depend on our ability to convince the market that:

         - there are limitations in the conventional Pap smear process of sample collection, slide preparation and screening; and

         - our products are better than the conventional Pap smear process because they substantially overcome its shortcomings.

         We may not be able to convince the market that our products are cost competitive compared to the conventional Pap smear process. In addition, clinical laboratories, third-party payors, and health care providers may not accept our products as a replacement to the conventional Pap smear collection process. Even if PREP, AutoPap and other products do gain market acceptance, their level of sales will still largely depend on the availability and level of reimbursement from third-party payors, such as private insurance plans, managed care organizations and Medicare and Medicaid.

FUTURE CAPITAL NEEDS AND UNCERTAINTY OF AVAILABILITY OF ADDITIONAL FINANCING

         The Company has had negative cash flow from operations since it began doing business, and expects negative cash flow from operations to continue at least through the third quarter of 2001. The Company did complete a private placement of equity securities with Roche during 2000 which resulted in additional funds of $43 million. At December 31, 2000, we had approximately $54.3 million in cash and cash equivalents. Management believes that its existing cash and existing debt and lease financing will be sufficient to enable the Company to meet its future cash obligations at least through 2001.

         We may be unable to obtain adequate funds, whether obtained through financial markets or from collaborative or other arrangements with corporate partners or other sources, when we need them, or we may be unable to find adequate funding on favorable terms, if at all. If we were unable to fund our future capital requirements, it would significantly harm our ability to become a profitable company.

         The size of our future capital requirements depends on several factors, including:

         -        the progress and scope of clinical trials;

         -        the timing and costs of filing future regulatory submissions;


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         -        the timing and costs required to receive both United States and foreign governmental approvals;

         - the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

         -        the extent to which our products gain market acceptance;

         -        the timing and costs of product introductions;

         -        the extent of our ongoing research and development programs;

         - the costs of training laboratory personnel to become proficient with the use of our products; and

         - the costs of developing marketing and distribution capabilities and manufacturing sufficient quantities of our products.

         Many of these factors may be out of the Company's control. There is no guarantee that the assumptions underlying management's estimates about its needs for future capital will prove to be accurate.

CONSEQUENCES OF FUTURE FINANCING ARRANGEMENTS

         We may choose to raise additional funding to meet our future capital requirements through a variety of financing methods, including:

         -        lease arrangements;

         -        debt or equity financings; or

         -        strategic alliances.

         If we were to raise additional funding through the sale of equity or securities convertible into equity, the value of the existing stockholders' shares could be reduced. In addition, if we obtain additional funds through arrangements with collaborative partners, we may have to relinquish rights to certain of our technologies or potential products that we would otherwise seek to develop or commercialize ourselves.

EFFECTS OF DECISIONS BY CONTROLLING STOCKHOLDERS

         As of December 31, 2000, our directors, executive officers or their affiliates, excluding Roche, owned approximately 7% of our outstanding common stock and Roche owned approximately 23% of our outstanding common stock. Pursuant to the terms of the Roche transaction, Roche has the right to purchase 5,000,000 additional shares of our common stock through the exercise of warrants and has certain anti-dilution rights with respect to these warrants in order maintain its existing level of ownership. One Roche designee serves as a member of our Board of Directors. As a result, our controlling stockholders are able to significantly influence all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. This concentration of ownership could also delay or prevent a change in control of TriPath Imaging that may be favored by other stockholders.

DEPENDENCE ON PATENTS, COPYRIGHTS, LICENSES AND PROPRIETARY RIGHTS

         To protect our proprietary technology, rights and know-how, we rely on a combination of:

         -        patents;

         -        trade secrets;


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         -        copyrights; and

         -        confidentiality agreements.

         We hold 77 foreign patents, 104 U.S. patents and have four additional U.S. patents pending. These patents will expire from 2012 through 2018. Our reliance on patents poses the following risks for our company:

         - our pending patent applications may not ultimately issue as patents;

         - patents we obtain may not be broad enough to protect our proprietary rights;

         - the claims allowed in any of our existing or future patents may not provide competitive advantages for our products;

         - competitors may challenge or circumvent our patents or pending applications; and

         - in certain foreign countries, protection of our patent and other intellectual property may be unavailable or very limited.

         This may make the possibility of piracy of our technology and products more likely. We cannot guarantee that the steps we have taken to protect our intellectual property will be adequate to prevent infringement or misappropriation of our technology. In addition, detection of infringement or misappropriation is difficult. Even if we do detect infringement or misappropriation of our technology, we may be unable to enforce our proprietary rights, which could result in harm to our business. We may engage in litigation to attempt to:

         -        enforce our patents;

         -        protect our trade secrets or know-how;

         - defend ourselves against claims that we infringe the rights of others; or

         - determine the scope and validity of the patents or intellectual property rights of others.

         Any litigation could be unsuccessful, result in substantial cost to us, and divert our management's attention, which could harm our business.

RISK OF THIRD-PARTY CLAIMS OF INFRINGEMENT

         The large role that patents play in our industry in general may pose the following risks for our company:

         - we cannot be sure that our products or technologies do not infringe patents of competitors that may be granted in the future pursuant to pending patent applications;

         - we cannot be sure that our products do not infringe any existing patents or proprietary rights of third parties; and

         - we cannot be sure that a court would rule that our products do not infringe any existing third-party patents or would invalidate any existing patents in our favor.

         If a court were to uphold any claims of infringement made by existing patent holders, we could then be:


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         -        prevented from selling our products;

         -        required to obtain licenses from the owners of the patents; or

         -        required to redesign our products.

         In the event that a court were to uphold a claim of patent infringement against us, we may not be able to obtain licenses from the owners of the patents or be able to successfully redesign our products to avoid patent infringement. If we were unable to obtain the necessary licenses or successfully redesign our products, it could seriously harm our ability to become a profitable company.

INTERNATIONAL SALES AND OPERATIONS RISKS

         The Company is currently selling its products to customers in Australia, Asia, South America and Europe. While the Company is evaluating marketing and sales channels abroad, including contract sales organizations, distributors and marketing partners, the Company has very limited foreign sales channels in place. There can be no assurance that the Company will successfully develop significant international sales capabilities or that, if the Company establishes such capabilities, the Company will be successful in obtaining reimbursement or any regulatory approvals required in foreign countries. International sales and operations may be limited or disrupted by the imposition of government controls, export license requirements, political instability, trade restrictions, changes in tariffs, difficulties in staffing and managing international operations, changes in applicable laws, less favorable intellectual property laws, longer payment cycles, difficulties in collecting accounts receivable, fluctuations in currency exchange rates and potential adverse tax consequences. Foreign regulatory agencies often establish product standards different from those in the United States and any inability to obtain foreign regulatory approvals on a timely basis, if at all, could have a material adverse effect on the Company's international business operations. Additionally, if significant international sales occur, the Company's business, financial condition and results of operations could be adversely affected by fluctuations in currency exchange rates as well as increases in duty rates. There can be no assurance that the Company will be able to successfully commercialize its products or any future products in any foreign market.

LIMITED MARKETING AND SALES RESOURCES

         During the fourth quarter of 2000, the Company added to its marketing and sales forces to more effectively market its products. Even with the increased size of its sales force, TriPath Imaging may not be able to successfully promote its products to clinical laboratories, health care providers or third-party payors. In addition, the Company must educate health care providers and third-party payors regarding the clinical benefits and cost-effectiveness of its products because of the market's limited awareness. The Company may not be able to recruit and retain additional skilled marketing, sales, service or support personnel to help in its achievement these goals when needed.

         Our marketing success in the United States and abroad will depend on whether we can:

         -        obtain required regulatory approvals;

         - successfully demonstrate the cost-effectiveness and clinical-effectiveness of our products;

         -        further develop our direct sales capabilities; and

         - establish arrangements with contract sales organizations, distributors and marketing partners.

         If we cannot successfully expand our marketing and sales capabilities in the United States and in international markets, we may never become a profitable company.


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                          RISKS RELATED TO OUR INDUSTRY

ABILITY TO ATTAIN OR MAINTAIN REQUIRED COMPLIANCE WITH REGULATIONS GOVERNING MANUFACTURING OF MEDICAL DIAGNOSTIC DEVICES.

Manufacturers of medical diagnostic devices face strict federal regulations regarding the quality of manufacturing. For example, the FDA periodically inspects the manufacturing facilities of diagnostic device manufacturers to determine compliance with regulations. Our current and future manufacturing and design operations must comply with these and all other applicable regulations, including regulations imposed by other governments. If we fail to comply with quality systems regulations we could face civil or criminal penalties or enforcement proceedings. These proceedings may require us to recall a product, to stop placing our products in service or to stop selling our products. Similar results could occur if we violate equivalent foreign regulations. We may not be able to attain or maintain compliance with quality systems requirements. Any failure to comply with the applicable manufacturing regulations would have a material adverse effect on our business.

COMPETITION; TECHNOLOGICAL CHANGE

         The diagnostic market for cervical cancer currently consists of both the conventional Pap smear procedure and new and developing technologies. Some of these newly-developed technologies have already received FDA approval with product labeling that has been marketed as more effective than the conventional Pap smear for the detection of disease in certain patient populations. TriPath Imaging may not be able to successfully compete against companies marketing products based on competing technologies.

         Certain of our existing and potential competitors may have several competitive advantages over us because they:

         - possess greater financial, marketing, sales, distribution and technological resources;

         - have more experience in research and development, clinical trials, regulatory matters, customer support, manufacturing and marketing; and

         - have received third-party payor reimbursement for their products.

         These competitors may manufacture, market and sell their products or services more successfully than us, which could adversely affect our product sales.

         Competition in the medical device industry is intense. Within the diagnostic market for cervical cancer, we will face direct competition from companies that manufacture thin-layer slide preparation or automated screening systems. Our products could be rendered obsolete or uneconomical because of:

         -        technological advances by current or future competitors;

         - the introduction and market acceptance of competitors' products; or

         - the introduction and market acceptance of new cervical cancer detection methods.

         Our products must remain competitive in accuracy and effectiveness, cost, including both charges by us to the laboratory and the laboratory's labor and overhead costs, convenience, perception among influential opinion leaders, cytopathologists and laboratories, and processing speed and reliability. To effectively compete, we must keep pace with the rapid product development and technological change in our industry. Our products must demonstrate accuracy and cost effectiveness that equals or exceeds conventional preparation and review of Pap smears and the technology that may be offered by our competitors. We cannot guarantee that our products will be competitive in any of these areas.

DEPENDENCE ON THIRD-PARTY REIMBURSEMENT

         Our ability to successfully sell our products for cervical cancer screening in the United States and other countries depends on the availability of adequate reimbursement from third-party payors such as private insurance plans, managed care organizations and Medicare and Medicaid. Virtually all of our revenues will be dependent on customers who rely on third party reimbursement. Third-party healthcare payors in the United States are increasingly sensitive to containing healthcare costs and heavily scrutinize new technology as a primary factor in increased healthcare costs. Third-party payors may influence the pricing or perceived attractiveness of our products and services by regulating the maximum amount of reimbursement they provide or by not providing any reimbursement. Medical community or third-party healthcare payors may deny or delay acceptance of our products or may provide reimbursement at levels that are inadequate to support adoption of our technologies.

         If these payors do not reimburse for our preparation and screening products, or only provide reimbursement significantly below the amount laboratories charge patients to perform screening with our products, our potential market and revenues will be significantly limited. Use of our products may never become widely reimbursed, and the level of reimbursement we obtain may never be sufficient to permit us to generate substantial revenue.

         A significant part of the Company's strategy is to market PREP and AutoPap together, which will require FDA approval for joint use of these products. Even if the FDA approves our application for joint use of these products, to successfully market AutoPap and PREP together, a CPT code will need to be established covering the combined use of these products. The CPT Editorial Board meets infrequently to review and establish new CPT codes. Any delay in receiving FDA approval could cause a delay in having a CPT code established for the use of AutoPap with PREP, if a CPT code is established at all. This delay could hamper the marketing of the combined product and have a material effect on TriPath Imaging's business.

         Convincing third-party payors to provide reimbursement is a costly and time consuming process for the following reasons:

         - reimbursement approval is required from each payor individually; and

         - obtaining this approval from the third-party payor typically requires the presentation of scientific and clinical data to support the use of the products.

         Ultimately, whether a third-party payor is willing to provide reimbursement for the use of our products at a level that can allow our company to succeed depends on several unpredictable factors, including:

         -        the level of demand for our products by physicians;

         - the payor's determination that our products are an improvement over the conventional Pap smear process; and

         - the payor's determination that our products are safe and effective, medically necessary, appropriate for specific patient populations, and cost effective.

         The Company may face particular difficulties convincing third-party payors that its products are cost effective because the up-front, direct costs of using the products will initially be greater than the cost of the conventional Pap smear. As a result, the Company will need to convince third-party payors that the use of its products will result in a net overall cost savings to the health care system.

LIMITED NUMBER OF CUSTOMERS

         A significant portion of our product sales will be concentrated among a relatively small number of large, and medium-sized, clinical laboratories. Moreover, due to consolidation in the clinical laboratory industry, we expect that the number of potential domestic customers for our products may decrease. These factors increase our dependence on sales to the largest clinical laboratories and the bargaining power of those potential customers. Our market research indicates that over 30% of all U.S. Pap smears are processed by the two largest laboratories. Each of these companies operates multiple laboratory facilities nationwide.

         We will have to make this number of potential customers aware of our products and then convince them to accept and use our products. To gain acceptance of our products within this small customer base, we will have to successfully demonstrate the benefits of our products over the conventional Pap smear process and other alternative methods of sample collection, slide preparation and cervical cancer screening. In addition, to generate demand for our products among these clinical laboratories, we believe that we must:

         - educate doctors and health care providers on, and convince them of, the clinical benefits and cost-effectiveness of our products; and

         - demonstrate to doctors and health care providers that adequate levels of third-party payor reimbursement will be available for our products.

         Ultimately, we may not be able to successfully sell our products to large clinical laboratories. Even if we do successfully sell our products to large clinical laboratories, those sales may not generate enough revenue to make us a profitable company.

PRODUCT LIABILITY AND ADEQUATE INSURANCE AGAINST LIABILITY

         The commercial screening of Pap smears has generated significant malpractice litigation. As a result, we face product liability, errors and omissions or other claims if our products are alleged to have caused a false-negative diagnosis. Although we have product liability insurance, it could become increasingly difficult for us to obtain and maintain product liability coverage at a reasonable cost or in amounts sufficient to protect us against potential losses. If we are able to obtain adequate product liability insurance at a reasonable cost a successful product liability claim or a series of claims brought against us could require us to pay substantial amounts that would decrease our profitability, if any.

         On January 29, 2001, the Company was added as a defendant to an action commenced on September 12, 2000 in California Superior Court in Los Angeles County against several other defendants. The complaint alleges that certain defendants, including the Company, incorrectly analyzed the product of a Pap smear procedure performed on one of the plaintiffs. The Company believes the alleged equipment involved was the AutoPap QC instrument, a product no longer marketed by the Company. The plaintiffs seek general damages against all defendants in the aggregate amount of $3 million and special damages in an unspecified amount. The Company intends to defend itself vigorously and has denied all claims asserted against it in this action. The action is in an early stage and its ultimate outcome cannot be predicted with certainty; however the Company believes that the disposition of the matter should not have a material adverse effect on its financial position.

COMPETITION TO RETAIN KEY PERSONNEL

         We will depend heavily on the principal members of our management and scientific staff. The loss of their services might impede achievement of our strategic objectives or research and development. Our success depends on our ability to retain key employees and to attract additional qualified employees, which may be particularly difficult to do in the future. Competition for highly skilled scientific and management personnel is intense, particularly in the geographic areas in which we currently are located, and these resources are scarce relative to the needs of a growing high technology business sector. The failure to recruit such personnel or the loss of existing personnel could adversely affect our business.